Exhibit 99.1

ETHAN ALLEN REPORTS FISCAL 2018 SECOND QUARTER RESULTS

DANBURY, CT – January 24, 2018 – Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE: ETH) today reported operating results for the fiscal 2018 second quarter ended December 31, 2017. Please refer to the accompanying financial statements and reconciliation to non-GAAP measures discussed below.

Farooq Kathwari, Chairman and CEO, commented, "Our net sales for the second quarter ended December 31, 2017 increased 2.0%. GAAP diluted earnings per share was $0.54 compared to $0.38 in the prior year second quarter and adjusted diluted earnings per share increased 35.9% to $0.53 compared to $0.39 in the prior year second quarter. Earnings per share were helped with the change in the tax laws. We are pleased to end the quarter with a healthy balance sheet and for the fiscal year to date have paid $10.5 million in dividends, a 10.8% increase. Also, as we announced on November 15, 2017, a special dividend of $0.31 is payable on January 24, 2018.”

As stated in our press release of January 16, 2018 our wholesale and retail backlogs increased 56.8% and 7.0% respectively compared to the previous year quarter. Shipments were impacted by several factors including gearing up manufacturing especially due to new products, weather disruption and political challenges in Honduras. GAAP and adjusted diluted earnings per share reflect an effective tax rate of 16% for the fiscal 2018 second quarter compared to 36.9% in the prior year quarter due to the Tax Cut and Jobs Act. The Company preliminarily expects its effective tax rate will be approximately 30% for fiscal 2018 and 24% to 25% for fiscal 2019.

Mr. Kathwari concluded, "We are pleased to announce a major marketing campaign to help increase traffic to our retail network and to our digital mediums starting from the third quarter. With major improvements in our offerings, strengthened retail network, investments in our technology and improvements in our manufacturing, we plan to increase our advertising by about 33% in the third quarter and by about 15% in the fourth quarter.”

FISCAL 2018 SECOND QUARTER FINANCIAL RESULTS:

Consolidated

Net sales for the three months ended December 31, 2017 were $198.5 million which increased 2.0% compared to $194.7 million in the comparable prior year period. Wholesale sales increased 3.8% on increases to our international and domestic independent retailers and the Department of State. Retail sales decreased 2.1%, primarily due to delayed shipments to the retail segment from the wholesale segment as a large share of manufacturing capacity was absorbed by Department of State production.

Gross profit was $107.8 million for the three months ended December 31, 2017 compared to $108.1 million and gross margin was 54.3% compared to 55.5% in the comparable prior year period. Increased sales in our wholesale segment contributed to increased gross profit, which was partly offset by the impact of increased promotional activity in our retail segment and the decrease in retail sales as a percent of total sales. Retail sales as a percent of total consolidated sales decreased to 77.1% from 80.3% decreasing our consolidated gross margin due to mix.

Operating expenses for the three months ended December 31, 2017 were $90.3 million or 45.5% of sales compared to $91.0 million or 46.8% of sales in the comparable prior year period. This was primarily due to a number of minor non-recurring items in the current year.

Operating income for the three months ended December 31, 2017 was $17.5 million or 8.8% of sales compared to $17.1 million or 8.8% of sales in the comparable prior year period. Adjusted operating income for the three months ended December 31, 2017 was $17.2 million or 8.7% of sales compared to $17.1 million or 8.8% of sales in the comparable prior year period. The primary causes for the change in operating income was the change in net sales. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Income taxes were $2.8 million for the three months ended December 31, 2017 and $6.3 million in the comparable prior year period. The effective rate this quarter was 16.0% compared to 36.9%. The effective tax rate for the quarter was dramatically lower due to the 2017 tax act.

Net income was $14.9 million or $0.54 per diluted share for the three months ended December 31, 2017 and $10.7 million or $0.38 per diluted share in the prior year comparable period. Adjusted net income was $14.6 million or $0.53 per diluted share for the three months ended December 31, 2017 and $10.8 million or $0.39 per diluted share in the prior year comparable period. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Retail Segment

Net sales for the three months ended December 31, 2017 were $153.0 million compared to $156.3 million in the prior year comparable period, a decrease of 2.1% compared to the prior year. Comparative net sales were $150.5 million compared to $153.9 million in the prior year period. Comparable design centers are those which have been operating for at least 15 months, including relocated design centers provided the original and relocated design center location had been operating for at least 15 months on a combined basis.

Total written orders for the retail division for the first quarter of fiscal 2018 were down 5.8% compared to the same prior year period, and comparable Design Center written orders were down 6.2% over the same period. Written orders were impacted by lower traffic and for some retail design centers, by winter weather.

Operating income was a loss of $0.6 million for the three months ended December 31, 2017, a decrease of $2.8 million from $2.1 million over the same prior year period. The lower operating income in the current quarter was driven primarily by the decrease in sales.

Wholesale Segment

Net sales of $118.0 million compared to $113.7 million in the prior year quarter, an increase of 3.8%. The increase in sales is due to increases to our international and domestic independent retailers and the Department of State. Disruptions were caused by first production runs as discussed previously.

Operating income of $15.6 million compared to $14.2 million in the prior year quarter. The current year increase was largely due to increased current period sales.

FISCAL 2018 YEAR-TO-DATE FINANCIAL RESULTS:

Net sales for the six months ended December 31, 2017 were $379.8 million, a decrease of 2.1% compared to $388.0 million. Sales for the retail and wholesale segments were negatively affected mostly in the first quarter of fiscal 2018 by the hurricanes and disruptions in the manufacturing processes due to the first production runs of new product lines, as discussed previously. While wholesale net sales increased compared to the prior period, overall, an increase in wholesale net sales was more than offset by a decrease in retail sales.

Gross profit was $208.1 million for the six months ended December 31, 2017 compared to $216.6 million and gross margin was 54.8%, compared to 55.8%. The reduction in net sales reduced gross profit. Retail sales accounted for 77.6% of sales in the current year compared to 79.5% in the prior year. This reduction in retail sales as a percent of total sales also contributed to decreased gross profit. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation).

Operating expenses for the six months ended December 31, 2017 were $179.0 million or 47.1% of sales compared to $181.2 million or 46.7% of sales in the comparable prior year period. The decrease in fiscal 2018 expenses is primarily due to lower sales in the current year, and also decreased current year advertising costs.

Operating income for the six months ended December 31, 2017 was $29.1 million or 7.7% of sales compared to $35.4 million or 9.1% of sales in the comparable prior year period. Adjusted operating margin of 7.8% compared to 9.3% in the prior year. Adjusted operating income for the six months ended December 31, 2017 was $29.6 million compared to $36.0 million for the prior six months. The primary causes for the decrease in operating income were lower sales in the first quarter of fiscal 2018 caused in part by the negative effects of the hurricanes and first production runs. During the second quarter of fiscal 2018 operating income was 2.6% greater than the previous fiscal period, and operating margin was 8.8% during both periods. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Income taxes year-to-date totaled $6.8 million compared to $12.9 million. Our effective tax rate was 23.5% in the period compared to 36.7%. The effective tax rate for the current year-to-date period was dramatically lower due to the 2017 tax act.

Net income of $22.3 million compared to $22.2 million, and excluding special items, adjusted net income was $22.7 million in both years. Earnings per diluted share of $0.80 compared to $0.79, and excluding special items, adjusted EPS of $0.82 compared to $0.81. (See Exhibit 1 for a reconciliation of GAAP to non-GAAP presentation)

Balance Sheet and Cash Flow

Total debt of $0.5 million decreased $13.8 million from June 30, 2017 primarily due to a $13.3 million early payoff of our term loan, reducing borrowings under our credit facility to zero.

Total cash and securities, including restricted cash, of $49.1 million decreased $16.0 million from June 30, 2017, reflecting extinguishment of $14.2 million of debt and paying out $10.5 million in dividends. Our cash used in operating activities for the December 2017 quarter was $3.5 million from $0.0 million for the prior year December quarter. Working capital decreased $7.0 million from June 30, 2017, primarily due to the $14.2 million paydown of debt.

Inventories of $160.8 million increased by $11.4 million from June 30, 2017.

Capital expenditures were $5.0 million fiscal year to date at December 31, 2017 compared to $11.3 million for the same prior year period. Expenditures were primarily at retail design centers.

Dividends and share repurchases; During the year to date period ended December 31, 2017, we paid $10.5 million of dividends, a 10.8% increase over the prior fiscal year.

Analyst Conference Call

Ethan Allen will conduct an analyst conference call at 5:00 PM (Eastern) on Wednesday, January 24 to discuss its financial results and business initiatives. The live webcast is accessible via the Company’s website at http://ethanallen.com/investors. To participate in the call, dial 844-822-0103 (or 614-999-9166 for international callers) and provide conference ID# 50728593. An archived recording of the call will be made available for at least 60-days on the Company’s website.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Investor Relations Contact
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
IR@ethanallen.com

Non-GAAP Financial Information

This press release is intended to supplement, rather than to supersede, the Company's condensed consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In this press release we have included financial measures that are not prepared in accordance with GAAP. The Company uses the following non-GAAP financial measures: “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin”, “adjusted net income”, “adjusted earnings per share”, and earnings before interest, taxes, depreciation and amortization ("EBITDA") (collectively “non-GAAP financial measures”). We compute these non-GAAP financial measures by adjusting the GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. A reconciliation of these financial measures to the most directly comparable financial measure reported in accordance with GAAP is also provided at the end of this press release.

Forward-Looking Information

This press release and any related webcasts, conference calls and other related discussions should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2017 and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and any related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", "will", "may", "continue", "project", "target", "outlook", "forecast", "guidance", and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to: competition from overseas manufacturers and domestic retailers; our anticipating or responding to changes in consumer tastes and trends in a timely manner; our ability to maintain and enhance our brand, marketing and advertising efforts and pricing strategies; changes in global and local economic conditions that may adversely affect consumer demand and spending, our manufacturing operations or sources of merchandise and international operations; changes in U.S. policy related to imported merchandise; an economic downturn; our limited number of manufacturing and logistics sites; fluctuations in the price, availability and quality of raw materials; environmental, health and safety requirements; product safety concerns; disruption to our technology infrastructure (including cyber-attacks); increasing labor costs, competitive labor markets and our continued ability to retain high-quality personnel and risks of work stoppages; loss of key personnel; our ability to obtain sufficient external funding to finance our operations and growth; access to consumer credit; the effect of operating losses on our ability to pay cash dividends; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended June 30, 2017, and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Ethan Allen Interiors Inc.

Selected Financial Information

Unaudited

(in millions)

Selected Consolidated Financial Data:

	Three Months Ended		Six Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16
Net sales	$198.5	$194.7	$379.8	$388.0
Gross margin	54.3%	55.5%	54.8%	55.8%
Operating margin	8.8%	8.8%	7.7%	9.1%
Adjusted operating margin *	8.7%	8.8%	7.8%	9.3%
Net income	$14.9	$10.7	$22.3	$22.2
Adjusted net income *	$14.6	$10.8	$22.7	$22.7
Operating cash flow	$(3.5)	$(0.0)	$14.2	$27.5
Capital expenditures	$2.3	$3.8	$5.0	$11.3
Company stock repurchases (trade date)	$0.0	$0.0	$0.0	$3.4

EBITDA	$22.6	$22.2	$39.1	$45.5
EBITDA as % of net sales	11.4%	11.4%	10.3%	11.7%

Adjusted EBITDA *	$22.3	$22.2	$39.7	$46.1
Adjusted EBITDA as % of net sales *	11.2%	11.4%	10.5%	11.9%

Selected Financial Data by Business Segment:

	Three Months Ended		Six Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16
Retail
Net sales	$153.0	$156.3	$294.6	$308.5
Operating margin	-0.4%	1.4%	-1.2%	1.0%
Adjusted operating margin *	-0.4%	1.4%	-1.2%	1.2%

Wholesale
Net sales	$118.0	$113.7	$229.6	$228.3
Operating margin	13.2%	12.5%	12.6%	13.4%
Adjusted operating margin *	12.9%	12.5%	12.9%	13.4%

Ethan Allen Interiors Inc.

Condensed Consolidated Statements of Comprehensive Income

Unaudited

(in thousands)

	Three Months Ended		Six Months Ended
	12/31/17	12/31/16	12/31/17	12/31/16
Net sales	$198,481	$194,672	$379,783	$387,959
Cost of sales	90,690	86,548	171,669	171,368
Gross profit	107,791	108,124	208,114	216,591
Selling, general and administrative expenses	90,253	91,030	179,027	181,160
Operating income	17,538	17,094	29,087	35,431
Interest and other income	183	182	239	325
Interest expense	33	324	218	647
Income before income taxes	17,688	16,952	29,108	35,109
Income tax expense	2,826	6,252	6,831	12,880
Net income	$14,862	$10,700	$22,277	$22,229

Basic earnings per common share:
Net income per basic share	$0.54	$0.39	$0.81	$0.80
Basic weighted average shares outstanding	27,472	27,666	27,466	27,696

Diluted earnings per common share:
Net income per diluted share	$0.54	$0.38	$0.80	$0.79
Diluted weighted average shares outstanding	27,728	27,945	27,742	27,979

Comprehensive income:
Net income	$14,862	$10,700	$22,277	$22,229
Other comprehensive income
Currency translation adjustment	(1,392)	(1,281)	(1,522)	(2,211)
Other	(18)	(11)	(32)	(23)
Other comprehensive income (loss) net of tax	(1,410)	(1,292)	(1,554)	(2,234)
Comprehensive income	$13,452	$9,408	$20,723	$19,995

Ethan Allen Interiors Inc.

Condensed Consolidated Balance Sheets

Unaudited

(in thousands)

	December 31,	June 30,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$41,987	$57,701
Accounts receivable, net	14,457	12,293
Inventories	160,843	149,483
Prepaid expenses & other current assets	19,169	23,621
Total current assets	236,456	243,098

Property, plant and equipment, net	263,396	270,198
Intangible assets, net	45,128	45,128
Restricted cash and investments	7,063	7,330
Other assets	2,969	2,468
Total Assets	$555,012	$568,222
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	276	2,731
Customer deposits	58,587	62,960
Accounts payable	17,003	16,961
Accrued expenses & other current liabilities	50,913	43,793
Total current liabilities	126,779	126,445

Long-term debt	223	11,608
Other long-term liabilities	25,316	29,273
Total liabilities	152,318	167,326
Shareholders' equity:
Common stock	490	490
Additional paid-in-capital	377,022	377,550
Less: Treasury stock	-634,532	-635,179
Retained earnings	665,209	661,976
Accumulated other comprehensive income	-5,653	-4,131
Total Ethan Allen Interiors Inc. shareholders' equity	402,536	400,706
Noncontrolling interests	158	190
Total shareholders' equity	402,694	400,896
Total Liabilities and Shareholders' Equity	$555,012	$568,222

Ethan Allen Interiors Inc.

Design Center Activity

Second Quarter Fiscal 2018

Unaudited

		Company
	Independent	Owned	Total
Balance at beginning of period	156	150	306
Additions (includes Relocations) (1)	3	0	3
Closings (includes Relocations) (1)	(2)	(2)	(4)
Transfers	0	0	0
Balance at end of period	157	148	305

United States	47	142	189
International	110	6	116

(1) Relocations in additions & closing	0	0	0

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three and Six Months Ended December 31, 2017 and 2016

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Income / Earnings Per Share
Net income	$14,862	$10,700	$22,277	$22,229
Adjustments net of related tax effects *	-217	0	418	391
Normalized income tax effects *	0	65	0	65
Adjusted net income	$14,645	$10,765	$22,695	$22,685
Diluted weighted average shares outstanding	27,728	27,945	27,742	27,979
Earnings per diluted share	$0.54	$0.38	$0.80	$0.79
Adjusted earnings per diluted share	$0.53	$0.39	$0.82	$0.81

Consolidated Operating Income / Operating Margin
Operating income	$17,538	$17,094	$29,087	$35,431
Add: adjustments *	-312	0	535	616
Adjusted operating income *	$17,226	$17,094	$29,622	$36,047

Net sales	$198,481	$194,672	$379,783	$387,959
Operating margin	8.8%	8.8%	7.7%	9.1%
Adjusted operating margin *	8.7%	8.8%	7.8%	9.3%

Wholesale Operating Income / Operating Margin
Wholesale operating income	$15,568	$14,179	$29,030	$30,670
Add: adjustments *	-312	0	535	0
Adjusted wholesale operating income *	$15,256	$14,179	$29,565	$30,670
Wholesale net sales	$117,965	$113,693	$229,552	$228,257
Wholesale operating margin	13.2%	12.5%	12.6%	13.4%
Adjusted wholesale operating margin *	12.9%	12.5%	12.9%	13.4%
Retail Operating Income / Operating Margin
Retail operating income	$-635	$2,147	$-3,408	$3,170
Add: adjustments *	0	0	0	616
Adjusted retail operating income *	$-635	$2,147	$-3,408	$3,786
Retail net sales	$152,991	$156,292	$294,566	$308,547
Retail operating margin	-0.4%	1.4%	-1.2%	1.0%
Adjusted retail operating margin *	-0.4%	1.4%	-1.2%	1.2%

Ethan Allen Interiors Inc.

GAAP Reconciliation

Three and Six Months Ended December 31, 2017 and 2016

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
EBITDA
Net income	$14,862	$10,700	$22,277	$22,229
Add: interest expense, net	-44	208	-18	409
income tax expense	2,826	6,252	6,831	12,880
depreciation and amortization	4,954	5,000	10,040	9,999
EBITDA	$22,598	$22,160	$39,130	$45,517
Net sales	$198,481	$194,672	$379,783	$387,959
EBITDA as % of net sales	11.4%	11.4%	10.3%	11.7%

EBITDA	$22,598	$22,160	$39,130	$45,517
Add: adjustments *	-312	0	602	616
Adjusted EBITDA	$22,286	$22,160	$39,732	$46,133
Net sales	$198,481	$194,672	$379,783	$387,959
Adjusted EBITDA as % of net sales	11.2%	11.4%	10.5%	11.9%

* Adjustments consist of the following:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjustments net of related income tax effects:
Real estate losses	$0	$0	$0	$616
Organizational changes and other exit costs	-312	0	535	0
Adjustments to operating income	-312	0	535	616
Early debt extinguishment	0	0	67	0
Adjustments to EBITDA	-312	0	602	616
Related tax effects	95	0	-184	-225
Adjustments net of related income tax effects	$-217	$0	$418	$391

Related tax effects are calculated using a normalized tax rate of 30.5% in the current fiscal year and 36.5% in the prior fiscal year